EXHIBIT XV

                 CERTIFICATE OF DESIGNATION OF THE POWERS,
                  PREFERENCES AND RELATIVE, PARTICIPATING,
             OPTIONAL AND OTHER SPECIAL RIGHTS OF SERIES B 8.0%
                CONVERTIBLE PAID-IN-KIND PREFERRED STOCK AND
            QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF


                       Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware


               Marketing Specialists Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation by its Certificate of Incorporation, as amended and restated (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Independent Committee of said Board of Directors, by unanimous written consent dated as of October 27, 2000, duly approved and adopted the following resolution (the "Resolution"):

             RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to authority delegated to the Independent Committee of the Board of Directors of the Corporation, the Board of Directors does hereby create, authorize and provide for the issuance of Series B 8.0% Convertible Paid-In-Kind Preferred Stock, par value $0.01 per share, with a stated value of $1,000.00 per share, consisting of 20,000 shares, having the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

               (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "Series B 8.0% Convertible Paid-In-Kind Preferred Stock". The number of shares constituting such class shall be 20,000 and are referred to herein as the "Preferred Stock."

               (b) Rank. The Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior (to the extent set forth herein) to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities");
(ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); provided that any such Parity Securities that were not approved by the Holders in accordance with paragraph (i)(ii)(A) hereof shall be deemed to be Junior Securities and not Parity Securities; provided further that the Preferred Stock shall rank on parity with the 8.0% Convertible Paid-in-Kind Preferred Stock heretofore authorized by the Corporation on June 20, 2000; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created and the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities").

               (c) Dividends.

               (i) From the Issue Date, the Holders of the outstanding shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Preferred Stock at a rate per annum equal to $80.00 per share of the Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date. All unpaid dividends will compound on a quarterly basis at a rate per annum equal to the then applicable dividend rate. Dividends may be paid, at the Corporation's option, either in cash or by the issuance of additional shares of Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends (but not less than $1.00); provided, however, that the payment by the Corporation of any cash dividends shall be subject to the terms of the Senior Subordinated Notes Indenture and any other indebtedness of the Corporation. In the event that dividends are declared and paid through the issuance of additional shares of Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date.

               (ii) All dividends paid with respect to shares of the Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

               (iii) In the event that the Board of Directors shall declare and pay any dividend or distribution on the Common Stock payable in cash, securities of the Corporation or any other Person, evidences of indebtedness issued by the Corporation or any other Person, assets or options or rights to purchase any such securities or evidences of indebtedness, then, in each case the Holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the Holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock of the Corporation entitled to receive such distribution, out of funds of the Corporation legally available therefor. The day on which any such dividend is paid to the holders of Common Stock shall be the day on which it is paid to the Holders of Preferred Stock. Dividends shall be payable to Holders of the Preferred Stock in such form as paid to holders of Common Stock.

               (iv) Dividends in connection with any optional redemption pursuant to paragraph (h)(i) may be declared and paid at any time, without reference to any Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

               (v) (A) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or are deemed declared and paid) in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not so paid, all dividends declared upon shares of the Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock and such Parity Securities bear to each other.

                      (B) So long as any share of the Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities (other than dividends in Junior Securities to the holders of Junior Securities), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities (other than shares of Common Stock issued pursuant to the exercise of warrants granted under the First Union Warrant Agreement and repurchased by the Corporation in accordance with the terms thereof) or any warrants (other than warrants issued pursuant to the First Union Warrant Agreement), rights, calls or options exercisable for or convertible into any of the Junior Securities whether in cash, Obligations or shares of the Corporation or other property (other than in exchange for Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities) unless full cumulative dividends determined in accordance herewith on the Preferred Stock have been paid (or are deemed paid) in full for all full quarterly Dividend Periods ended prior to the date of such payment in respect of Junior Securities.

                      (C) So long as any share of the Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by paragraph (c)(v)(A)) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Preferred Stock have been or contemporaneously are paid (or are deemed paid) in full.

               (vi) Dividends payable on the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (but not to exceed 30 days).

               (d) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the greater of (x) $1,000 per share or (y) the amount to which such Holders would be entitled to receive as though the Holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the date of such liquidation, dissolution or winding up, plus, in each case, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a pro-rated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up), and no more, before any distribution shall be made or any assets distributed in respect of Junior Securities to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

               (e) Conversion Rights.

               (i) Each share of Preferred Stock shall be convertible at any time, or from time to time, unless previously redeemed by the Corporation pursuant to Section (g) hereof, at the option of the Holder thereof, into such number of shares of Common Stock as described below. The number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be equal to the result obtained by dividing (a) $1,000 by (b) the Conversion Price (as defined below) then in effect and (c) in the case of any fraction of a share of Preferred Stock, by multiplying such result by such fraction.

                      (A) The "Conversion Price" shall be determined as follows and thereafter shall be subject to adjustment from time to time pursuant to the terms of Section (f) hereof:

                      (1) if by April 30, 2001, a tender offer is commenced
               by a Holder to purchase all the outstanding shares of the Corporation and all the outstanding shares of Common Stock are purchased pursuant to such offer, then the conversion price per share of Preferred Stock shall be equal to the greater of (A) the price per share of Common Stock paid in such tender offer, or (B) $1.46 per share; or

                      (2) in all other events, the conversion price shall
               be equal to $1.46 per share of Preferred Stock.

               (ii) To convert shares of Preferred Stock, a Holder must (A) surrender the certificate or certificates evidencing such Holder's shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Convertible Preferred Stock, if any, (B) notify the Corporation at such office that such Holder elects to convert Preferred Stock and the number of shares such holder wishes to convert, (C) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax, if required. Such notice referred to in clause (B) above shall be delivered substantially in the following form:



                    "NOTICE TO EXERCISE CONVERSION RIGHT

        The undersigned, being a holder of the Convertible Preferred Stock of Marketing Specialists Corporation (the "Preferred Stock") irrevocably exercises the right to convert ____________ outstanding shares of Preferred Stock on ___________, ____, into shares of Common Stock of Marketing Specialists Corporation in accordance with the terms of the shares of Preferred Stock, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares, be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Dated:   [At least one Business Day prior to the date fixed for conversion]


Fill in for registration of
shares of Common Stock if to
be issued otherwise than to
the registered holder:


___________________________
Name

___________________________
Address


                                                    ________________________
Please print name and                                     (Signature)
address, including postal
code number


Denominations:__________________"


               (iii) Shares of the Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

               (iv) The Corporation shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Preferred Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon such conversion.

               (v) The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

               (f) Anti-Dilution Adjustments

               (i) Issuance of Common Stock. If and whenever after the date hereof the Corporation shall issue or sell any shares of its Common Stock (except shares of Common Stock issued (x) to employees, officers, directors of the Corporation upon the exercise of options granted under the Corporation's Employee Stock Option Plan (not to exceed 13% of the total shares of Common Stock outstanding on any given date) or (y) upon the exercise of warrants granted under the First Union Warrant Agreement) without consideration or for a consideration per share less than the greater of the fair market value of the Common Stock and Conversion Price in effect immediately prior to the time of such issue or sale, or shall be deemed under the provisions of this paragraph (f) to have effected any such issuance or sale, then, concurrently with such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest $0.0001) obtained by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction

                      (A) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Conversion Price immediately prior to such issue or sale plus (ii) the consideration received by the Corporation upon such issue or sale, and

                      (B) the denominator of which shall be the product of
(i) the total number of shares of Common Stock outstanding immediately after such issue or sale, multiplied by (ii) the Conversion Price immediately prior to such issue or sale.

               Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made in an amount less than $0.0001 per share, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.0001 per share or more.

               (ii) Option Grants. In the event that at any time, other than the issuance of options pursuant to the Corporation's Employee Stock Option Plan, the Corporation shall in any manner grant (directly, by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of any such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the greater of (x) the fair market value of the shares of Common Stock at the time of such issuance and (y) the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting such Options) be deemed to be outstanding and to have been issued for such price per share. Except as otherwise provided in paragraph
        (iv), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

               (iii) Convertible Security Grants. In the event that the Corporation shall in any manner issue (directly, by assumption in a merger or otherwise) or sell any Convertible Securities (other than pursuant to the exercise of Options to purchase such Convertible Securities covered by subparagraph (ii)), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less that the greater of (x) the fair market value of the shares of Common Stock at the time of such issuance and (y) the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share. Except as otherwise provided in paragraph (iv), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

               (iv) Effect of Alteration to Option or Convertible Security Terms. In connection with any change in, or the expiration or termination of, the purchase rights under any Option or the conversion or exchange rights under any Convertible Securities, the following provisions shall apply:

                      (A) If the purchase price provided for in any Option referred to in subparagraph (ii), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (ii) or (iii), or the rate at which any Convertible Securities referred to in subparagraph (ii) or (iii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), then the Conversion Price in effect at the time of such change shall concurrently be increased or decreased to the Conversion Price which would be in effect immediately after such change if (i) the adjustments which were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received for) (A) the issuance at that time of the Common Stock, if any, delivered upon the exercise of any such Options or upon the conversion or exchange of any such Convertible Securities before such change, and (B) the issuance at that time of all such Options or Convertible Securities, with terms and provisions reflecting such change, which are still outstanding after such change, and (ii) the Conversion Price as adjusted pursuant to clause (i) preceding had been used as the basis for the adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Corporation subsequent to the issuance of such Options or Convertible Securities.

                      (B) On the partial or complete expiration of any Options or termination of any right to convert or exchange Convertible Securities, the Conversion Price then in effect hereunder shall concurrently be increased or decreased to the Conversion Price which would be in effect at the time of such expiration or termination if (i) the adjustments which were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received for) (A) the issuance at that time of the Common Stock, if any, delivered upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities before such expiration or termination, and (B) the issuance at that time of only those such Options or Convertible Securities which remain outstanding after such expiration or termination, and (ii) the Conversion Price as adjusted pursuant to clause (i) preceding had been used as the basis for adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Corporation subsequent to the issuance of such Options or Convertible Securities.

                      (C) If the purchase price provided for in any Option referred to in subparagraph (ii) or the rate at which any Convertible Securities referred to in subparagraph (iii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, and the event causing such reduction is one that did not also require an adjustment in the Conversion Price under other provisions of this paragraph (f), then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall concurrently be adjusted to such amount as would have obtained if such Option or Convertible Securities had never been issued and if the adjustments made upon the issuance of such Option or Convertible Securities had been made upon the basis of the issuance of (and taking into account the total consideration received for) the shares of Common Stock delivered as aforesaid (provided that the Conversion Price used in such determination shall be the Conversion Price on the date of issue of such shares); provided that no such adjustment shall be made unless the Conversion Price then in effect would be reduced thereby.

                      (D) No readjustment provision pursuant to paragraphs
(A) or (B) above shall have the effect of increasing the Conversion Price by an amount in excess of the adjustment originally made thereto in respect of the issue, sale or grant of such Options or Convertible Securities.

               (v) Stock Splits and Reverse Splits. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (vi) Other Dilutive Events. In case any event shall occur as to which the provisions of this paragraph (f) are not strictly applicable but the failure to make any adjustment would not fairly protect the rights of the Holders of the Preferred Stock in accordance with the essential intent and principal of this paragraph, then, in each such case, the Corporation shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this paragraph (f), necessary to preserve, without dilution, the rights of the Holders of the Preferred Stock. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to the Holder of the Preferred Stock and shall make the adjustments to the Conversion Price described in such opinion.

               (vii) Determination of Consideration Received. For purposes of this paragraph (f), the amount of consideration received by the Corporation in connection with the issuance or sale of Common Stock, Options or Convertible Securities shall be determined in accordance with the following:

                      (A) In the event that shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount payable to the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith.

                      (B) In the event that any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash payable to the Corporation shall be deemed to be the fair value of such consideration as reasonably determined by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith.

                      (C) In the event that any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as reasonably determined by the Board of Directors of such portion of the assets and business of the non-surviving corporation as such Board shall determine to be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

                      (D) In the event that any Common Stock, Options and/or Convertible Securities shall be issued in connection with the issue and sale of other securities or property of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Common Stock, Options or Convertible Securities by the parties thereto, such Common Stock, Options and/or Convertible Securities shall be deemed to have been issued without consideration.

               (x) Record Date as Date of Issue or Sale. In the event that at any time the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (ix) Treasury Stock. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares (other than their cancellation without reissuance) shall be considered an issue or sale of Common Stock for the purposes of this paragraph (f).

               (g) Extraordinary Corporate Events. Subject to the terms of the Senior Subordinated Notes Indenture and other indebtedness of the Company, upon the occurrence of any Extraordinary Corporate Event, the Holders of the Preferred Stock shall be entitled to receive for each share of Preferred Stock held the greater of (x) the liquidation preference or
(y) the amount such Holder would be entitled to receive upon such Extraordinary Corporate Event as though such Holder of the Preferred Stock was the holder of the number of shares of Common Stock of the Corporation into which such holder's shares of Preferred Stock are convertible as of the date of such Extraordinary Corporate Event.

               (h) Redemption.

               (i) Optional Redemption. The Corporation may, at its option, redeem at any time or from time to time from any source of funds legally available therefor, in whole but not in part, in the manner provided for in paragraph (h)(iii) hereof, all of the shares of the Preferred Stock, at the redemption prices in cash equal to 100% of the liquidation preference (set forth in paragraph (d) hereof) per share; provided that no redemption pursuant to this paragraph
        (h)(i) shall be made unless prior thereto or contemporaneously therewith full accumulated and unpaid regular dividends are declared and paid in full, or are deemed paid, on the Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date; and, further, provided that any optional redemption by the Corporation shall be subject to the terms of the Senior Subordinated Notes Indenture and any other indebtedness of the Corporation.

               (ii) Mandatory Redemption. On June 22, 2010, the Corporation shall redeem, to the extent of funds legally available therefor, all of the shares of the Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share.

               (iii) Procedures for Redemption. (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Preferred Stock pursuant to paragraph (h)(i) or (h)(ii) hereof, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of the Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                      (1) the redemption price;

                      (2) the date fixed for redemption;

                      (3) that the Holder is to surrender to the
               Corporation, in the manner, at the place or places and at the price designated, such Holder's certificate or certificates representing the shares of Preferred Stock to be redeemed; and

                      (4) that dividends on the shares of the Preferred
               Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                      (B) Each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                      (C) Unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been segregated and set aside for the equal and ratable benefit for the holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the redemption price.

               (i) Voting Rights.

               (i) The Holders of the Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraph (ii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

               (ii) (A) So long as any shares of the Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Parity Securities without the affirmative vote or consent of Holders of at least two-thirds of the then outstanding shares of the Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with the issuance of additional shares of Preferred Stock pursuant to the provisions of paragraph (c) of this Certificate of Designation.

                      (B) So long as any shares of the Preferred Stock are outstanding, the Corporation shall not take any action so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Preferred Stock (other than in any amendment which affects the rights of Holders provided in paragraphs (i)(ii)(A) which shall require the affirmative vote or consent of holders of at least two-thirds of the issued and outstanding shares of Preferred Stock) voting or consenting, in each case, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

               (j) Reissuance of Preferred Stock. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

               (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

               (l) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

               "Board of Directors" means the Board of Directors of the Corporation or a duly authorized committee thereof (a "Board Committee").

               "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

               "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of Common Stock and Preferred Stock of such Person and warrants or options to purchase any of the foregoing and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

               "Commission" means the Securities and Exchange Commission.

               "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's Common Stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such Common Stock.

               "Corporation" shall have the meaning provided in the first paragraph.

               "Dividend" shall have the meaning provided in paragraph (c).

               "Dividend Payment Date" means September 30 of each year.

               "Dividend Period" means the Initial Dividend Period and, thereafter, each quarterly period from a Dividend Payment Date to the next following Dividend Payment Date (but without including such Dividend Payment Date).

               "Dividend Record Date" means September 15 of each year.

               "Employee Stock Option Plan" means the Corporation's 1998 Stock Option and Incentive Plan, as amended from time to time.

               "Extraordinary Corporate Event" means a share exchange or consolidation or merger of the Corporation with or into one or more entities (other than (A) a merger with or into a Subsidiary of the Corporation or (B) a merger in which the Corporation is the surviving corporation (other a merger after which the stockholders of the Corporation on the Issue Date cease beneficially to own shares of the Corporation representing at least 51% of the total voting power of securities of the Corporation).

               "First Union Warrant Agreement" means that certain Warrant Agreement, dated as of March 30, 2000, by and among the Corporation and First Union Investors, Inc.

               "Holder" means a holder of shares of Preferred Stock as reflected in the stock books of the Corporation.

               "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

               "Issue Date" means the date of original issuance of the Preferred Stock.

               "Junior Securities" shall have the meaning provided in paragraph (b).

               "Obligations" means all obligations for principal, premium, interest (including post-petition interest), penalties, fees, costs, indemnifications, reimbursements, repurchase, redemption, retirement or defeasance obligations, damages and other liabilities and obligations payable under the documentation governing, or otherwise relating to, any Indebtedness.

               "Parity Securities" shall have the meaning provided in paragraph (b).

               "Person" means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust or joint venture, or a governmental agency or political subdivision thereof.

               "Preferred Stock" means the 8.0% Convertible Paid-In-Kind Preferred Stock, initial liquidation preference $1,000 per share of the Corporation, issued pursuant to this Certificate of Designation.

               "Redemption Date", with respect to any shares of Preferred Stock, means the date on which such shares of Preferred Stock are redeemed by the Corporation.

               "Redemption Notice" shall have the meaning provided in paragraph (h).

               "Resolution" shall have the meaning provided in the first paragraph.

               "Senior Securities" shall have the meaning provided in paragraph (b).

               "Senior Subordinated Notes" means the 101/8% Senior Subordinated Notes due 2007.

               "Senior Subordinated Notes Indenture" means the indenture governing the Senior Subordinated Notes dated December 19, 1997 between the Corporation and Texas Commerce Bank National
        Association, as trustee.

               "Subsidiary" with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.


               IN WITNESS WHEREOF, said Marketing Specialists Corporation, has caused this Certificate of Designation to be signed this 27th day of October, 2000.

                                            MARKETING SPECIALISTS CORPORATION


                                            By:  /s/ Timothy M. Byrd
                                                 ----------------------------
                                                 Name:  Timothy M. Byrd
                                                 Title: Vice President